Exhibit 99

RF Monolithics, Inc. Names Vice President of Marketing

    Business Editors/Technology Writers

   DALLAS--(BUSINESS WIRE)--Dec. 7, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) (RFM) today announced the appointment of Joseph E. Andrulis to the position of Vice President of Marketing. In this position Mr. Andrulis will direct and expand RFM's marketing and strategy to increase its focus and presence in emerging wireless markets.
   Mr. Andrulis has over 18 years of business experience in engineering, marketing and management. His recent experience includes service as CEO and President of TelOptica, Inc., a Richardson startup, where he originally was Vice President of Marketing. Mr. Andrulis also served as Vice President, Strategic Marketing for Blue Wave Systems, Inc., a publicly held maker of carrier grade communications processing systems, and was an Associate at McKinsey & Co., a management consulting firm. Mr. Andrulis holds a Bachelor of Science in Electrical Engineering from the University of Michigan and a Masters of Business Administration from the University of Chicago Graduate School of Business.
   "The appointment of Joe to the position of Vice President of Marketing reflects RFM's commitment to leadership in the growth of global wireless communications," said David M. Kirk, President and CEO of RFM. "Joe has the depth of experience and excellent track record in developing and executing market growth and business development strategies that we need on our management team. Joe will provide key input for the execution and optimization of our strategic plan and our success as we go forward."
   Mr. Andrulis commented, "I am excited about the opportunities that lie ahead for RFM in wireless communications marketplaces, particularly the mesh networking markets. I look forward to working with the team at RFM to leverage the Company's heritage and strengths in existing and emerging marketplaces."

   About RFM

   Celebrating its 25th Anniversary, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the automotive, consumer, distribution, industrial, medical, security and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

   Forward-Looking Statements:

   This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statement, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2004. The Company does not assume any obligation to update any information contained in this release.


    CONTACT: RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767